Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Reports 2005 Second Quarter Results

SAN DIEGO, August 11, 2005 – ImageWare Systems, Inc. (AMEX: IW), a world leading developer and provider of identity management solutions, today reported financial results for the second quarter ended June 30, 2005.

For the quarter ended June 30, 2005, revenues totaled $2.0 million, down 20% from $2.5 million reported for the comparable quarter of 2004. The net loss for the quarter improved to $1.9 million, or $0.16 per share, compared with a net loss of $4.9 million, or $0.42 per share for the same period last year.

Revenues in the quarter were down $0.7 million from the prior year in the Company’s law enforcement and professional photography segments.  Revenues in the Company’s identification segment increased by $0.2 million from the prior year.

The loss from operations totaled $1.9 million in the quarter as compared to $1.0 million in the second quarter of 2004.  The increase is due to lower revenues in the quarter combined with lower gross margins due to our product mix.  The 2005 quarter contains a higher percentage of sales from hardware and consumables (which have higher costs than software only solutions) than the comparable 2004 period which contained an uncharacteristically high percentage of software.  Project revenues can vary significantly from project to project in terms of software, hardware and consumable content which can cause gross margins to vary accordingly.

The decrease in the net loss is due to a $3.9 million reduction in interest expense.

 “Over the past quarter, we have continued to submit proposals on new opportunities, large and small and have received favorable feedback on proposals that were already outstanding - indicating either that we were still in the running or had made the short list,” stated Jim Miller,

ImageWare’s chairman and CEO. “We have continued to take measures to solidify our working relationships with partners such as HP, Oracle, Harris, NEC, and Unisys. Converting these proposals and relationships into revenue has been a long and arduous process, testing our patience as well as our resources. However, we are more confident now than ever that we will begin to see the fruit of our labors in the second half of this year.”

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Miller added that in recent months we saw the continued validation of ImageWare’s products and capabilities with the following achievements:

•                  The certification for interoperability with the Mexican National Public Security System’s (SNSP) Automated Fingerprint Identification System (AFIS) which means that Mexican Federal, State and Municipal institutions can now select ImageWare as the primary source for capture of either Livescan or 10 print criminal or civil fingerprints for background checks and criminal registry as is currently required under Mexican law, or other services required of the Mexican SNSP AFIS.

•                  Deployment of a customized multi-biometric identification solution for the Mexico government to leverage multiple biometrics for identification purposes. This system leverages the Company’s IWS™ Biometric Engine and investigative platforms, which incorporates facial, fingerprint, signature and DNA biometric capabilities – a first to integrate four biometrics into a single integrated platform. Its powerful and flexible identity management functionality allows for comprehensive searching capabilities including personal demographic information.

•                  Selection by the San Bernardino County Sheriff’s Department CAL-ID Bureau to expand its existing IWS Law Enforcement solution by integrating a central NIST-compliant identification repository, enabling the sharing of all photo images and data from San Bernardino and Riverside counties.  This allows for the flow of images and data into one repository for more streamlined access as well as rapid and reliable identification of both suspects and known criminals.  ImageWare’s technology will enable law enforcement organizations in both San Bernardino and Riverside counties to match images and data from the county and state databases to fingerprints taken in the field.  California’s CAL-ID program seeks to provide biometric identification services and technologies to all 58 counties in California.

•                  Selected to provide the IWS™ Law Enforcement solution to Fresno County Sheriff’s Department, Fresno Police Department and other Fresno County law enforcement organizations, which have joined resources in a regional partnership. ImageWare’s IWS

Law Enforcement solution will be integrated with an Automated Fingerprint Identification System (AFIS) for the Fresno County Sheriff’s Department, enabling a more streamlined law enforcement identification process.

•                  Our IWS Biometric Engine was named ‘2004 Product of the Year’ by BiometriTech magazine.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed financing, the anticipated use of the net proceeds of the proposed financing, and expectations regarding future operating results. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the equity investment does not close as anticipated; the risk that the Company’s target markets will not grow as expected; risks related to our ability to achieve and sustain profitability and generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third-party systems integrators and on third-party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the our industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission.

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SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Product	$1,448	$2,085	$3,763	$3,899
Maintenance	527	458	1,022	902
Total Revenues	1,975	2,543	4,785	4,801

Cost of Revenue
Product	610	494	1,455	954
Maintenance	227	206	495	427

Gross Profit	1,138	1,843	2,836	3,420
	58%	72%	59%	71%
Operating Expenses
General & administrative	1,279	1,116	2,362	2,242
Sales and marketing	823	858	1,764	1,514
Research and development	796	722	1,487	1,355
Depreciation and amortization	154	176	313	362
Total Operating Expenses	3,052	2,872	5,926	5,473

Loss from operations	(1,914)	(1,029)	(3,091)	(2,053)

Interest (income) expense, net	(5)	3,898	(11)	5,189
Other (income) expense, net	(6)	(9)	(50)	(29)

Loss from contining operations before income taxes	(1,904)	(4,918)	(3,030)	(7,213)

Income taxes	—	—	0	0

Loss from continuing operations	(1,904)	(4,918)	(3,030)	(7,213)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Imaging Asia Pacific Component (including gain of $233 in 2005)	(0)	(10)	223	(20)
Income tax benefit (expense)	—	0	0	0
Gain (loss) on discontinued operations	(0)	(10)	223	(20)

Net loss	$(1,904)	$(4,928)	$(2,808)	$(7,233)

Per share data - basic and diluted
Net loss from continuing operations	(0.16)	(0.42)	$(0.25)	$(0.63)
Discontinued operations	$(0.00)	$(0.00)	$0.02	$(0.00)
Net loss per common share	$(0.16)	$(0.42)	$(0.23)	$(0.63)

Basic and diluted common shares	12,109,723	11,825,414	12,071,861	11,517,716

CONSOLIDATED BALANCE SHEETS

In thousands

	June 30,	Dec. 31
	2005	2004
Assets:
Cash	$365	$2,912
Restricted cash and cash equivalents	106	106
Accounts receivable, net	1,048	1,797
Inventories	981	1,097
Other current assets	311	248
Property and equipment, net	482	510
Other assets	684	628
Intangible assets, net	613	764
Goodwill	4,661	5,298
Total Assets	$9,251	$13,359

Liabilities and Shareholders’ Equity:
Current liabilities	$2,803	$4,281
Pension obligation	775	812
Stockholders’ equity	5,674	8,266
Total Liabilities and Shareholders’ Equity	$9,251	$13,359